EXHIBIT 99.1

People’s California, LLC (“People’s California”) Subsidiary ‘Peoples Vape’ Evicted for Non-Payment of Rent at Blüm Santa Ana

SANTA ANA, Calif., June 12, 2024 (GLOBE NEWSWIRE) -- Blum Holdings, Inc. (OTCQB: BLMH) (the “Company,” “Blüm,” “we” or “us”), a cannabis company with subsidiaries operating throughout California, announces the successful outcome in the unlawful detainer action brought by Unrivaled Brands, Inc.’s then subsidiary People’s First Choice, LLC (“Blüm Santa Ana”) against Peoples Vape, LLC (“People’s Vape”), formerly known as PF-People's Grand TC, LLC, a subsidiary of People's California. On June 6, 2024, the Court issued a Minute Order ordering that  permits Blüm Santa Ana to obtain a writ of possession for the premises, cancels People’s Vape’s rental agreement, and allows Blüm Santa Ana to obtain a money judgment against People’s Vape resulting from People’s failure to pay rent since at least March 2023.

The Court found that People’s Vape’s Managing Member, Bernard Steimann, who is also the founder and majority owner of People’s California, executed a settlement agreement with Unrivaled that validly amended People’s Vape’s sublease and increased the rent to $9,321 per month. But, People’s Vape failed to pay any rent. On January 25, 2024, Blüm Santa Ana served People’s with a Three-Day Notice to Pay Rent or Quit, demanding $102,530, or 11 months, in unpaid rent. People’s failed to comply.

In an effort to defend the case, People’s Vape claimed, among other things, that, even though Mr. Steimann controls both People’s California and People’s Vape, the settlement did not require People’s Vape to pay rent, that Blüm Santa Ana had failed to execute an amended lease, and that Blüm Santa Ana had refused a tender of rent. The Court found that “none of the affirmative defenses raised by People’s Vape have any merit.” In addition to cancelling People’s Vape’s rental agreement and ordering a writ of possession, the court awarded Blüm Santa Ana $102,530 in rent due, $34,487 in holdover damages, and costs of suit amounting to $435. Blüm Santa Ana was also entitled to seek attorney’s fees. The Court’s June 6, 2024 Minute Order was issued days before Unrivaled agreed to not enforce the Minute Order and People’s Vape agreed to vacate the premises pursuant a separate agreement.

People’s Vape is a subsidiary of People’s California whose managing members include Frank Kavanaugh, CEO of Medalist Diversified REIT, Inc. (“MDRR”), Bernard Steinmann, managing member of People’s California, and Jay Yadon of New Patriot Holdings. People’s was represented by Deron Colby of Janus Capital Law Firm and General Counsel of MDRR and Blüm Santa Ana was represented by Roger Scott of Buchalter law firm.

About Blüm Holdings

Blüm Holdings is a leader in the cannabis sector. Our commitment to quality, innovation, and customer service makes us a trusted name in the cannabis industry, dedicated to shaping its future. Blüm Holdings, through its subsidiaries, operates leading dispensaries throughout California as well as several leading company-owned brands including Korova, known for its high potency products across multiple product categories, including the legendary 1000 mg THC Black Bar.

For more info, please visit: https://blumholdings.com.

Contact:

Jason Assad

LR Advisors LLC.

jassad@blumholdings.com

678-570-6791

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